                                                                  EXHIBIT 10.14




                            ASSET PURCHASE AGREEMENT

                            dated as of July 1, 1996

                                 by and between

                        THE HOUSTON EXPLORATION COMPANY

                                      and

                       SMITH OFFSHORE EXPLORATION COMPANY

                               Table of Contents


                                                                                                                     Page
                                                                                                                     ----
                                                        ARTICLE I

                                                       DEFINITIONS




                                                        ARTICLE II

                                               PURCHASE AND SALE OF ASSETS


Section 2.1        Agreement to Purchase and Sell   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Section 2.2        Initial Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Section 2.3        Deferred Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                       ARTICLE III

                                                       THE CLOSING


Section 3.1        Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.2        Reasonable Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.3        Determination of Closing Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.4        Conveyancing Instruments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.5        Payment of Initial Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 3.6        Assumption and Retention of Certain Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 3.7        Post-Closing Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                        ARTICLE IV

                                         REPRESENTATIONS AND WARRANTIES OF BUYER


Section 4.1        Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 4.2        Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 4.3        Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 4.4        Authority; Non-Contravention; Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 4.5        Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Section 4.6        Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.7        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.8        Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.9        No Violation of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.10       Compliance with Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.11       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.12       Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.13       Labor Controversies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.14       Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.15       Non-competition Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.16       Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.17       Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.18       Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                        ARTICLE V

                                         REPRESENTATIONS AND WARRANTIES OF SELLER


Section 5.1        Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 5.2        Authority; Non-Contravention; Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 5.3        Investment Intent, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 5.4        Fairness of Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 5.5        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 5.6        Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 5.7        No Violation of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 5.8        Compliance with Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 5.9        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.10       Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.11       Labor Controversies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.12       Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.13       Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 5.14       Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                        ARTICLE VI

                                                    CERTAIN COVENANTS

Section 6.1        Conduct of Business by Seller Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 6.2        Conduct of Business by Buyer Pending the Closing   . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 6.3        Acquisition Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 6.4        Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 6.5        Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

Section 6.6        Registration Statement; Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 6.7        Seller Stockholders' Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 6.8        Agreement to Cooperate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.9        HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.10       Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.11       Seller Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 6.12       Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 6.13       Delivery and Maintenance of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 6.14       Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 6.15       Amendment of Buyer's Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                       ARTICLE VII

                                                    CLOSING CONDITIONS

Section 7.1        Conditions to Each Party's Obligation to Close   . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 7.2        Conditions to Obligation of Seller to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 7.3        Conditions to Obligations of Buyer to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 7.4        Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                      ARTICLE VIII

                                                       TERMINATION

Section 8.1        Termination by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 8.2        Termination by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 8.3        Limitation on Right to Terminate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 8.4        Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                        ARTICLE IX

                               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.1        Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 9.2        Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 9.3        Indemnification by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 9.4        Demands  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 9.5        Right to Contest and Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 9.6        Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 9.7        Right to Participate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 9.8        Payment of Damages   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 9.9        Exclusive Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                        ARTICLE X

                                                    GENERAL PROVISIONS

Section 10.1       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 10.2       Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 10.3       Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 10.4       Taxes and Recording Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 10.5       Post-Closing Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 10.6       Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 10.7       Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 10.8       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 10.9       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 10.10      Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 10.11      Parties In Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 10.12      Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40


Appendices
- ----------
         Appendix A       -       Oil and Gas Properties
         Appendix B       -       Schedule of Interests
         Appendix C       -       Conveyance Assignment and Bill of Sale
         Appendix D       -       Registration Rights Agreement

Schedules
- ---------
         Schedule 4.2     -       Rights to Acquire Capital Stock of Buyer
         Schedule 4.6     -       Certain Changes of Buyer
         Schedule 4.7     -       Buyer Litigation
         Schedule 4.10    -       Buyer Compliance with Agreements, etc.
         Schedule 4.11    -       Buyer Tax Sharing Agreements
         Schedule 4.12    -       Buyer Employee Benefit Plans
         Schedule 4.14    -       Buyer Environmental Matters
         Schedule 4.15    -       Buyer Non-Competition Agreements
         Schedule 4.16    -       Buyer Liens
         Schedule 5.5     -       Seller Litigation
         Schedule 5.12    -       Seller Environmental Matters
         Schedule 5.13    -       Seller Liens
         Schedule 5.15    -       Seller Stockholders

                                                                   EXHIBIT 10.14

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of July 1, 1996 (the "Agreement"), is entered into by and between The Houston Exploration Company, a Delaware corporation ("Buyer"), and Smith Offshore Exploration Company, a Delaware corporation ("Seller").

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


                                 DEFINITIONS

     For purposes of this Agreement, except as expressly provided herein or the context otherwise requires, the following terms shall have the following respective meanings:

          "Accounting Arbitrator" has the meaning specified in Section 3.7(a).

          "Amended Certificate" has the meaning specified in Section 6.16.

          "Assets" has the meaning specified in Section 2.1.

          "Assumed Liabilities" means (a) the duties, obligations, debts and liabilities arising from the ownership or operation of the Assets on or after the Effective Date and (b) the accounts payable of Seller with respect to any gas balancing agreement, and all liabilities and obligations of Seller arising out of or attributable to gas imbalances.

          "Buyer Financial Statements" has the meaning specified in Section 4.5.

          "Buyer Plans" has the meaning specified in Section 4.12(a).

          "Buyer Required Statutory Approvals" has the meaning specified in
     Section 4.4(c).

          "Buyer Common Stock" means the Common Stock, par value $.01 per share, of Buyer, after giving effect to the stock split contemplated to be effected prior to the completion of the Initial Public Offering.

          "Cash Amount" has the meaning specified in Section 2.2(a).

          "Closing" has the meaning specified in Section 3.1.

          "Closing Date" has the meaning specified in Section 3.1.

          "Closing Payment" has the meaning specified in Section 3.3.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Consents" has the meaning specified in Section 2.2(b).

          "Deferred Purchase Price" has the meaning specified in Section 2.3.

          "Effective Date" means 7:00 a.m. local time at the location of each of the Oil and Gas Properties on January 1, 1996.

          "Environmental Law" means any Legal Requirement relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. Environmental Laws include (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended, and (ii), when applied in the context of (a) or (b) in the preceding sentence, any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Property Records" has the meaning specified in the definition of "Property Records."

          "First Year New Proved Reserves" means, the sum, for all zones in all wells to which probable reserves are attributed in the Reserve Report, of the amounts calculated according to the following formula for each such zone in each such well: (i) the total proved reserves attributed to such zone in such well in the Buyer's reserve report dated as of December 31, 1996 (determined using the pricing, cost and other assumptions specified in the rules and regulations of the SEC) plus (ii) production from such zone in such well during the calendar year 1996 minus (iii) the proved reserves attributed to such zone in such well in the Reserve Report; provided, however, that such amount for any zone in any well shall not be less than zero and shall not exceed the amount of probable reserves attributed to such zone in such well in the Reserve Report.

          "Governmental Authority" means any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by- product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Initial Public Offering" means the initial public offering by Buyer of a number of shares of Buyer Common Stock that will equal at least 30% of the outstanding Common Stock (on a fully-diluted basis) immediately after the completion of such offering.

          "Initial Public Offering Price" means the price at which shares of Buyer Common Stock will be offered to the public in the Initial Public Offering, such price to be approved by the Board of Directors of Buyer (or a committee appointed thereby).

          "Initial Purchase Price" has the meaning specified in Section 2.2(a).

          "IRS" means the Internal Revenue Service.

          "Legal Requirement" means any and all applicable (i) federal, state, local and foreign laws (statutory, judicial, administrative or other), ordinances and regulations as interpreted by relevant regulatory authorities, (ii) Orders and (iii) contracts, agreements, franchises, understandings or other arrangements (excluding Permits) with any Governmental Authority relating to compliance with the matters described in
     (i) or (ii) above.

          "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), lease, judgment, charge, easement, right-of-way, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "Material Adverse Effect" means (a) when used in any representation, warranty, agreement or covenant of Buyer contained herein, a material adverse effect on (i) the business, operations, Properties, condition (financial or other), results of operations or prospects of Buyer or (ii) the ability of Buyer to perform any of its obligations under this Agreement and (b) when used in any representation, warranty, agreement or covenant of Seller contained herein, a material adverse effect on (i) the operation, value, marketability or use of the Assets or (ii) the ability of Seller to perform any of its obligations under this Agreement.

          "Notice of Disagreement" has the meaning specified in Section 3.7(a).

          "Mcfe" means one thousand cubic feet equivalent, converting barrels of oil, condensate and natural gas liquids to one thousand cubic feet of gas using a ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of gas.

     "Oil and Gas Properties" has the meaning specified in Section 2.1(a).

          "Order" means any order, writ, injunction, decree, judgment, award or determination of any Governmental Authority.

          "Permits" means all permits, franchises, licenses, authorizations, consents, approvals, registrations, rights-of-way, orders or other approvals (i) under any Legal Requirement or (ii) granted by any Governmental Authority.

          "Permitted Encumbrances" means (i) mechanic's and materialmen's liens not yet due or delinquent and liens for Taxes not yet due or delinquent;
     (ii) the terms and conditions of all leases, unit agreements, operating agreements and other agreements affecting the applicable oil and gas Properties if the net cumulative effect of such agreements does not operate to (A) reduce the party's entitlement to production from any oil and gas Property below the applicable net revenue interest set forth in the Schedule of Interests attached hereto as Appendix B or (B) increase the share of expenses borne by the party for such oil and gas Property above the applicable working interest set forth in the Schedule of Interests attached hereto as Appendix B; (iii) preferential purchase rights, rights of first refusal and similar rights, provided that to the extent such rights apply to Seller's sale of the Oil and Gas Properties to Buyer and have not expired unexercised or been waived prior to Closing, Seller has identified such rights to Buyer in writing prior to the Closing Date; (iv) required third party consents to assignments and similar rights held by third parties, provided that to the extent such consents (except for required consents to the assignment of government leases that are customarily obtained after a sale of oil and gas properties) are required for Seller's sale of the Oil and Gas Properties to Buyer and have not been obtained prior to Closing, Seller has identified such consents to Buyer in writing prior to the Closing Date; and (v) such imperfections of title, easements, rights-of-way, servitudes, permits, surface leases and other encumbrances, if any, as are not substantial in character, amount or extent and will not materially detract from the value of or interfere with the use or operation of the Property subject thereto or affected thereby.

          "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

          "Preferential Purchase Rights" has the meaning specified in Section 2.2(b).

          "Property" means, with respect to any Person, any interest of such Person in any kind of property or assets, whether real, personal or mixed and whether tangible or intangible.

          "Property Records" means all of Seller's original records (whether in Seller's possession or to which Seller has or is entitled to possession) with respect to or related to the Assets, including (i) all lease files, gas contracts, operating agreements, deeds and documents of title, (ii) all records relating to environmental issues, (iii) all financial, accounting, geological, geophysical and other property records and (iv) all other contracts, agreements and documents relating to the Assets, but excluding any data and records subject to transfer restrictions in favor of third parties which have not been waived or released as of the Closing Date, computer software, privileged work product (other than title opinions), records relating to the negotiation and consummation of the sale contemplated by this Agreement, accounting information and other records relating primarily to the corporate activities of Seller and not to the Oil and Gas Properties, and records of the proceedings of Seller's board of directors and stockholders (the "Excluded Property Records").

          "Purchase Shares" has the meaning specified in Section 2.2(a).

          "Registration Statement" has the meaning specified in Section 4.8.

          "Reserve Report" means Seller's reserve reports as of December 31, 1995 (prepared using the pricing, cost and other assumptions specified in the rules and regulations of the SEC) prepared (without duplication) by Ryder Scott Company, Netherland, Sewell & Associates, Inc. and Huddleston & Co., Inc., independent petroleum engineers.

          "Retained Liabilities" means all of the following duties, obligations, debts and liabilities of Seller:

               (a) all duties, obligations, debts and liabilities arising from the ownership or operation of the Assets before the Effective Date, other than accounts payable with respect to any gas balancing agreements and liabilities and obligations arising out of or attributable to gas imbalances.

               (b) all liabilities and obligations of Seller under this Agreement and the agreements and documents executed by Seller in connection with the Transactions;

               (c) all liabilities and obligations of Seller under any of Seller's contracts, agreements, leases, licenses and Permits not assigned to Buyer at the Closing, including any management contract or services agreement between Seller and any of its affiliates;

               (d) any liability for or obligation related to any salaries, bonuses, wages or other compensation or any employee benefit of whatsoever nature (including payments relating to retirement, death, illness, sick leave, vacations and severance) arising out of service to or employment by Seller; and

               (e) any liability for or obligation related to any Taxes of Seller;

     provided, however, that Retained Liabilities shall not include any liabilities or obligations attributable to the willful misconduct or gross negligence of Buyer.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Second Year New Proved Reserves" means,the sum, for all zones in all wells to which probable reserves are attributed in the Reserve Report, of the amounts calculated according to the following formula for each such zone in each such well: (i) the total proved reserves attributed to such zone in such well in the Buyer's reserve report dated as of December 31, 1997 (determined using the pricing, cost and other assumptions specified in the rules and regulations of the SEC) plus (ii) production from such zone in such well during the calendar year 1997 minus (iii) the proved reserves attributed to such zone in such well in the Buyer's reserve report dated as of December 31, 1996; provided, however, that (x) such amount for any zone in any well shall not be less than zero and (y) such amount for any zone in any well plus the portion of the First Year New Proved Reserves attributable to such zone in such well shall not exceed the amount of probable reserves attributed to such zone in such well in the Reserve Report.

          "Seller Asset Value" with respect to any Asset means $1.00 per Mcfe of proved reserves associated with such Asset in the Reserve Report.

          "Seller Required Statutory Approvals" has the meaning specified in
     Section 5.2(c).

          "Seller Stockholders' Approval" has the meaning specified in Section 6.7.

          "Settlement Statement" has the meaning specified in Section 3.7(a).

          "Subsidiary" means, when used with reference to any Person, any corporation, partnership, joint venture or other entity which such person or entity directly or indirectly controls, or of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity.

          "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

          "Taxes" means all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

          "Transactions" means the sale and purchase of the Assets, the Initial Public Offering and the other transactions contemplated by this Agreement.


                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

     Section 1.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, effective as of the Effective Date, the following (collectively, the "Assets"):


          (a) the oil, gas and other mineral properties, record title interests, operating rights, rights and interests described in Appendix A hereto and all other properties, rights and interests in oil, gas and other minerals in place (including fee estates, leaseholds, royalties, overriding royalties, production payments, net profits interest, carried interests and other rights) owned by Seller (collectively, the "Oil and Gas Properties");

          (b) all of Seller's right, title and interest in all tenements, hereditaments, appurtenances, benefits and privileges attributable to each Oil and Gas Property, including (i) oil, gas and other minerals in, on and produced from each Oil and Gas Property after the Effective Date; (ii) rights, privileges, benefits and powers conferred upon the owner of each Oil and Gas Property with respect to the use and occupation of the surface of, and the sub-surface depths under, the land covered by such Oil and Gas Property; (iii) rights with respect to any pooled, communitized or unitized acreage by virtue of any Oil and Gas Property being a part thereof, including all production from the pool, communitized area or unit allocated to such Oil and Gas Property and all interests in any wells within the pool, communitized area or unit associated with such Oil and Gas Property, regardless of whether such production comes from within or without such Oil and Gas Property or whether such unit production comes from wells located within or without such Oil and Gas Property; (iv) rights in and to all agreements and contractual rights, easements, rights-of-way, servitudes and other estates relating to any Oil and Gas Property, including all rights in, to and under or derived from production sales contracts, operating agreements, pooling, unitization or communitization agreements, purchase, exchange and processing agreements, surface leases, farm-out and farm-in agreements, dryhole and bottomhole contribution agreements, Permits, options, orders and all other contracts, agreements and instruments attributable to the production, storage, treatment, transportation, processing or sale or disposal of oil, gas, minerals, water and other substances from any Oil and Gas Property (or properties pooled, communitized or unitized therewith), but excluding all contracts, agreements, instruments and other rights that are not transferable without payment or penalty; (v) real, personal and mixed tangible property located on any Oil and Gas Property or used or held for use in connection with the operation of any Oil and Gas Property (whether located on or off the Oil and Gas Properties), including wells, well equipment, casings, tanks, crude oil, condensate or products in storage or in pipelines (relating to production after the Effective Date), boilers, buildings, tubing, pumps, motors, fixtures, machinery and other equipment, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants and all other property, goods, inventory, improvements and facilities used or held for use in the operation thereof; (vi) accounts receivable with respect to any gas balancing agreements, and audit rights, claims and causes of action arising out of or attributable to gas imbalances; and (vii) rights and benefits with respect to pre-paid expenses attributable to advances to Buyer; and


          (c)  the Property Records;

     BUT EXCLUDING (i) all rights to production and proceeds of production attributable to the Oil and Gas Properties for periods prior to the Effective Date, including without limitation all oil and gas in storage tanks or pipelines prior to the Effective Date, all contractual rights to payment for oil and gas produced and sold prior to the Effective Date and all accounts receivable (other than contractual rights and accounts receivable under gas balancing agreements and accounts receivable from sales of oil and gas produced after the Effective

     Date); (ii) all claims and causes of action (including without limitation audit adjustment rights) attributable to the Assets for periods prior to the Effective Date (other than claims and causes of action for gas imbalances); (iii) all prepaid expenses to parties other than Buyer; (iv) all furniture, fixtures and equipment related to Seller's Houston, Texas offices; (v) Seller's cash, cash equivalents and short-term investments; and (vi) the Excluded Property Records.

     Section 1.2 Initial Purchase Price. (a) Subject to the other terms of this Agreement, a portion of the consideration to be paid by Buyer to Seller for the Assets (the "Initial Purchase Price") will be (i) cash in the amount of $23,700,000 (the "Cash Amount") and (ii) that number of shares of Buyer Common Stock, valued at the Initial Public Offering Price, equal to $11,803,000 (the "Purchase Shares").


     (b) If any preferential purchase rights, rights of first refusal or similar rights burdening any of the Assets are exercised by any third Person prior to the Closing ("Preferential Purchase Rights"), the number of Purchase Shares, valued at the Initial Public Offering Price, shall be reduced by the Seller Asset Value attributable to the Assets subject to such Preferential Purchase Rights. If the transfer of any of the Assets requires the consent of any third Person that has not been obtained prior to the Closing, other than required consents to the assignment of governmental leases that are customarily obtained after a sale of oil and gas properties (excluding such governmental consents, "Consents"), or if any Preferential Purchase Rights have not expired or been waived prior to the Closing, the number of Purchase Shares, valued at the Initial Public Offering Price, corresponding to the Seller Asset Value attributable to the Assets subject to such Preferential Purchase Rights or Consents shall be placed in escrow at Closing. If all such Preferential Purchase Rights are waived or expire and all such Consents are obtained within 30 days after Closing, then the Purchase Shares in escrow shall all be promptly delivered to Seller thereafter. If any Preferential Purchase Rights have not expired or been waived, or any Consents have not been obtained, within 30 days after the Closing, Buyer shall have the right, exercisable by written notice to Seller within ten days thereafter, either (x) to reconvey the Assets then subject to any Preferential Purchase Rights that have not expired or been waived or any Consents that have not been obtained, in which case the number of Purchase Shares in escrow which, valued at the Initial Offering Price, are equal in value to the Seller Asset Value of such Assets shall be returned to Buyer and canceled and the remaining Purchase Shares in escrow shall be delivered to Seller, or (y) to retain such Assets, in which case Buyer shall be deemed to have released Seller from any claim with respect to such Preferential Purchase Rights identified by Seller that have not expired or been waived or any Consents identified by Seller that have not been obtained and all Purchase Shares in escrow shall be delivered to Seller. A failure by Buyer to deliver the written notice specified in the preceding sentence within the applicable time period shall be deemed to be an election under clause (y) of such sentence.


     (c) Seller and Buyer shall make the following adjustments to the Initial Purchase Price, but only to the extent that such adjustments have not been previously taken into account by the parties hereto. Such adjustments shall first be made to the Cash Amount of the Initial Purchase Price, and shall be calculated as follows:

          (i) The Cash Amount shall be reduced by the amount of any (A) revenues paid to Seller prior to the Closing Date for oil, gas, condensate, natural gas liquids and other petroleum product sales attributable to production from the Assets on or after the Effective Date, (B) the amount of any proceeds received by Seller prior to the Closing Date from the sale, salvage or other disposition of any portion of the Assets on or after the Effective Date and (C) any other amounts received by Seller prior to the Closing Date which are attributable to the ownership and operation of the Assets on or after the Effective Date. The Cash Amount shall be further reduced by the amount of any Retained Liabilities in the nature of direct operating expenses (including without limitation general and administrative costs paid to parties other than Seller), Taxes (other than income taxes) and capital expenditures attributable to the ownership and operation of the Assets prior to the Effective Date that are paid by Buyer prior to the Closing Date.

          (ii) The Cash Amount shall be increased by (A) the amounts of any revenues paid to Buyer prior to the Closing Date for oil, gas, condensate, natural gas liquids and other petroleum product sales attributable to production from the Assets prior to the Effective Date, and (B) any other amounts received by Buyer prior to the Closing Date which are attributable to the ownership and operation of the Assets prior to the Effective Date and (C) all interest accrued (or to accrue) from the Effective Date through the Closing Date on Seller's outstanding bank loans and direct stockholder loans (but not its outstanding Zero Coupon Notes). The Cash Amount shall be further increased by the amount of any direct operating expenses, Taxes (other than income taxes) and capital expenditures attributable to the ownership and operation of the Assets after the Effective Date that are paid by Seller prior to the Closing Date.

     Section 2.3 Deferred Purchase Price. In addition to the Initial Purchase Price, Buyer shall pay Seller for the Assets a deferred purchase price (the "Deferred Purchase Price"), in two installments payable on January 31, 1997 and January 31, 1998. The first installment of the Deferred Purchase Price shall be equal to $1.00 per Mcfe for the First Year New Proved Reserves. The second installment of the Deferred Purchase Price shall be equal to the greater of (i) $1.00 per Mcfe for one-half (1/2) of the reserves classified as "probable" in the Reserve Report less the amount of the first installment of the Deferred Purchase Price, and (ii) $1.00 per Mcfe for the Second Year New Proved Reserves. The Deferred Purchase Price shall be payable in Buyer Common Stock, valued at the "fair market value" of such stock (x) on January 31, 1997 with respect to the first installment and (y) on January 31, 1998 with respect to the second installment. The "fair market value" of the Buyer Common Stock on any date shall be the average of the closing sales prices of such stock for the twenty trading days ending five trading days prior to such date.

                                  ARTICLE III

                                  THE CLOSING

     Section 3.1 Closing. Subject to Article VII, the consummation of the purchase and sale of the Assets as contemplated hereby (the "Closing") shall take place at the offices of Andrews & Kurth L.L.P., Houston, Texas, concurrently with the closing of the Initial Public Offering, or at such other time and place as Buyer and Seller may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date".

     Section 3.2 Reasonable Efforts. The parties acknowledge that it is their mutual desire and intent to consummate the Transactions as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to consummate, as soon as practicable, the Transactions; provided that the foregoing shall be without prejudice to the rights of the parties hereunder, including without limitation the rights of the parties under Section 6.6 and Articles VII and VIII hereof.

     Section 3.3 Determination of Closing Payment. Not later than five (5) business days prior to the Closing Date, Seller and Buyer shall prepare, using and based upon the best information available to Seller and Buyer, a preliminary settlement statement estimating the Cash Amount after giving effect to all purchase price adjustments set forth in Section 2.2(c). The estimate delivered in accordance with this Section 3.3 shall constitute the amount of cash to be paid by Buyer to Seller at the Closing (the "Closing Payment").

     Section 3.4 Conveyancing Instruments. At the Closing, Seller shall execute, acknowledge and deliver to Buyer, in addition to the instruments and documents required by Article VII, (i) a Conveyance, Assignment and Bill of Sale covering all the Assets in substantially the form to be prepared by Buyer and which is reasonably acceptable to Seller (and which shall be attached to this Agreement as Appendix C upon agreement by the parties as to the form thereof) and (ii) such further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, conveyance and assignment, consistent with the terms of this Agreement, as Buyer may reasonably request, it being understood and agreed that the instruments referred to in the foregoing clauses
(i) and (ii) shall be sufficient to legally vest in Buyer title to the Assets, free and clear of all Liens except Permitted Encumbrances. In addition, Seller shall take all other actions, consistent with the terms of this Agreement, that may be reasonably requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to Buyer's actual possession, all of the Assets on the Closing Date. If the Closing occurs but Seller is unable to obtain a third party consent to transfer any lease, contract or other interest constituting a part of the Assets and consequently does not assign, transfer or sublease such Asset to Buyer, and the number of Purchase Shares is not reduced pursuant to Section 2.2(b) in respect thereof, Seller and Buyer shall cooperate in good faith to attempt to find a means to make the benefits of such non-assigned interest available to Buyer and to cause Buyer to bear the burdens of such non-assigned interest.

     Section 3.5 Payment of Initial Purchase Price. At the Closing, Buyer shall (a) pay the Closing Payment to Seller, and to the other Persons listed on
Schedule 3.5(a) on behalf of Seller, by wire transfer of immediately available funds in the amounts set out opposite each such person's name on Schedule 3.5(a), and (b) deliver Seller a certificate issued in the name of Seller evidencing the Purchase Shares, as adjusted under Section 2.2(b) and (if applicable) 2.2(c).

     Section 3.6 Assumption and Retention of Certain Liabilities. Upon Closing, Buyer shall assume, pay, perform, fulfill, discharge and be liable for, the Assumed Liabilities. Seller shall retain, pay, perform, fulfill, discharge and remain liable for, the Retained Liabilities.

     Section 3.7 Post-Closing Settlement. (a) As soon as practicable, and in any event not later than 90 days after the Closing Date, Seller shall prepare and deliver to Buyer a final settlement statement (the "Settlement Statement") setting forth in detail the calculation of the Cash Amount after applying the adjustments pursuant to Section 2.2(c). All items of income and expense shown in the Settlement Statement shall be supported by reasonable documentation. Buyer shall have the right for 90 days after receipt of the Settlement Statement to audit and take exception to the same. The Settlement Statement shall become final and binding on both parties on the 90th day following Buyer's receipt thereof except as to any matters with respect to which Buyer has given Seller written notice of disagreement prior to such date (a "Notice of Disagreement"). During the 30-day period following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve any differences they have with respect to the matters at issue. At the end of the 30-day period, any matters that remain in dispute shall be submitted to Price Waterhouse LLP or such other nationally- recognized independent accounting firm as may be selected by mutual agreement of Buyer and Seller (the "Accounting Arbitrator") for review and final determination. The Accounting Arbitrator's determination shall be made within 30 days after submission of the matters in dispute and such determination shall be final and binding on both parties. Within 30 days after the earlier of (i) the expiration of Buyer's 90-day review and audit period without delivery of a Notice of Disagreement or (ii) the date on which the parties or the Accounting Arbitrator, as applicable, finally determines the disputed matters, (x) Buyer shall pay to Seller the amount by which the Cash Amount exceeds the Closing Payment or (y) Seller shall pay to Buyer the amount by which the Closing Payment exceeds the Cash Amount, as applicable.


     (b) Arbitration hearings under this Section 3.7 shall be held at a place in Houston, Texas acceptable to the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. The decision of the arbitrator shall be reduced to writing and binding on the parties. Judgment upon the award(s) rendered by the arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Buyer and Seller, respectively, shall bear their own legal fees and other costs incurred in representing their respective cases. The charges and expenses of the arbitrator shall be shared equally by Buyer and Seller.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     Section 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its Properties and to carry on its business as it is now being conducted. Buyer is qualified to do business and is in good standing in each jurisdiction in which the Properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect. True, accurate and complete copies of Buyer's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Seller.

     Section 4.2 Capitalization. (a) Immediately prior to Closing, the authorized, issued, and outstanding Buyer Common Stock will consist of 19,412,200 shares of common stock, par value $.01 per share. At Closing all of the issued and outstanding shares of Buyer Common Stock will be validly issued and fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth on Schedule 4.2 attached hereto or as contemplated hereby, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Buyer or obligating Buyer to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Buyer is a party or is bound with respect to the voting of any shares of capital stock of Buyer. The shares of Buyer Common Stock issued to Seller at Closing will be on the Closing Date duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     Section 4.3  Subsidiaries.  Buyer has no Subsidiaries.

     Section 4.4 Authority; Non-Contravention; Approvals. (a) Buyer has full corporate power and authority to enter into this Agreement and, subject to the Buyer Required Statutory Approvals, to consummate the Transactions. This Agreement has been approved by the board of directors and the sole stockholder of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer of the Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Seller, constitutes a valid and legally binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution and delivery of this Agreement by Buyer does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Properties of Buyer under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of Buyer, (ii) any Legal Requirement applicable to Buyer or any of its Properties or (iii) any note, bond, mortgage, indenture, deed of trust, Permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Buyer is now a party or by which Buyer or any of its Properties may be bound or affected. The consummation by Buyer of the Transactions will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Closing) Buyer Required Statutory Approvals and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Closing) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens that would not, in the aggregate, have a Material Adverse Effect.

     (c) Except for (i) the filings by Buyer and Seller required by the HSR Act and the expiration or early termination of all applicable waiting periods thereunder and (ii) the filing of the Registration Statement with the SEC pursuant to the Securities Act and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to herein as the "Buyer Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals the absence of which, alone or in the aggregate, would not have a Material Adverse Effect and required consents to the assignment of government leases that are customarily obtained after a sale of oil and gas properties.

     Section 4.5 Financial Statements. Buyer has heretofore delivered to Seller copies of audited financial statements of Buyer consisting of (i) the audited balance sheets of Buyer as of December 31, 1994 and 1995 and (ii) the related statements of operations, stockholder's equity and cash flows of Buyer for the fiscal years ended December 31, 1994 and 1995 (collectively, the "Buyer Financial Statements"). The Buyer Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Buyer as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 4.6 Absence of Certain Changes or Events. Since December 31, 1995, (i) except for those actions taken in compliance with this Agreement and except as disclosed in Schedule 4.6 attached hereto, Buyer has conducted its business in the ordinary and usual course and consistent with past practice,
(ii) no dividend or other distribution in respect of capital stock has been declared, set aside, made or paid by Buyer and no shares of capital stock have been purchased or redeemed by Buyer and (iii) there has not been any Material Adverse Change.

     Section 4.7 Litigation. Except as disclosed in Schedule 4.7 attached hereto or in the Buyer Financial Statements, (i) there are no claims, suits, actions or proceedings pending or, to the knowledge of Buyer, threatened against, relating to or affecting Buyer before any Governmental Authority or any arbitrator that seek to restrain or enjoin the consummation of the Transactions or which could reasonably be expected, either alone or in the aggregate, to have a Material Adverse Effect and (ii) Buyer is not subject to any Order which prohibits or restricts the consummation of the Transactions or would have a Material Adverse Effect.

     Section 4.8 Registration Statement. None of the information to be supplied by Buyer for inclusion in the Registration Statement on Form S-1 to be filed under the Securities Act with the SEC by Buyer in connection with the Initial Public Offering (the "Registration Statement"), as amended or supplemented, at the time it becomes effective and at the Closing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will, as of its effective date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Buyer with respect to information supplied by Seller for inclusion therein.

     Section 4.9 No Violation of Law. Except with respect to Environmental Laws, which are addressed exclusively in Section 4.14, Buyer is not in violation of, and has not been given notice or been charged with any violation of, any Legal Requirement, except for violations or alleged violations which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, to the knowledge of Buyer, no investigation or review by any Governmental Authority is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Material Adverse Effect, except with respect to Environmental Laws, which are addressed exclusively in Section 4.14. Buyer has all Permits necessary to conduct its business as presently conducted, except for Permits the absence of which, alone or in the aggregate, would not have, alone or in the aggregate, a Material Adverse Effect.

Except with respect to Environmental Laws, which are addressed exclusively in
Section 4.14, Buyer is not in violation of the terms of any of its Permits, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect.

     Section 4.10  Compliance with Agreements.  Except as disclosed in Schedule
4.10 attached hereto, Buyer is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) the Certificate of Incorporation or By-laws of Buyer or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Buyer is a party or by which it is bound or to which any of its Property is subject except, in the case of this clause (b), for such breaches, violations and defaults which, singly or in the aggregate, would not have a Material Adverse Effect.

     Section 4.11 Taxes. (a) Buyer has duly filed with the appropriate Governmental Authorities all Tax Returns required by law to be filed by Buyer (subject to any allowable extensions) other than those Tax Returns the failure to file which, in the aggregate, would not have a Material Adverse Effect. All Tax Returns so filed by Buyer are true, correct and complete in all material respects. Buyer has duly paid in full, or made adequate provision for the payment of, all Taxes payable by it other than (i) those which are not past due,
(ii) those which are being contested in good faith by appropriate proceedings diligently conducted and (iii) those the non-payment of which, in the aggregate, would not have a Material Adverse Effect.


     (b) The liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Buyer Financial Statements are adequate to cover all Taxes for all periods ending at or prior to the date hereof and there are no material liens for Taxes upon any Property of Buyer, except for liens for Taxes not yet due. None of the Tax Returns previously filed by Buyer with any governmental taxing authority is under audit or examination by such authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any material Taxes against Buyer or with respect to any such Tax Return. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of Buyer which, if decided adversely, singly or in the aggregate, would have a Material Adverse Effect. Except as disclosed in
Schedule 4.11 attached hereto, Buyer is not a party to any agreement providing for the allocation or sharing of Taxes with any Person other than agreements the consequences of which are fully and adequately reserved for in the Buyer Financial Statements.

     Section 4.12 Employee Benefit Plans; ERISA. (a) At the date hereof, Buyer does not maintain or contribute to any material employee benefit plans (including employee benefit plans within the meaning set forth in Section 3(3) of ERISA), programs, arrangements or practices other than such plans, programs, arrangements or practices of Buyer disclosed in Schedule 4.12 attached hereto (the "Buyer Plans"). Buyer has no obligation to create any additional such plan or to amend any Buyer Plan so as to increase benefits thereunder, except as required under the terms of the Buyer Plans or to comply with applicable law.

     (b)  There have been no prohibited transactions within the meaning of
Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Buyer Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Material Adverse Effect. Except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Buyer Plans which, singly or in the aggregate, could have a Material Adverse Effect. Neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Buyer Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA. None of the Buyer Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Buyer Plans ended prior to the date of this Agreement. The current present value of all projected benefit obligations under each of the Buyer Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such Buyer Plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Buyer Financial Statements as of June 30, 1995, based upon reasonable actuarial assumptions currently utilized for such Buyer Plan. Each of the Buyer Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations. Each of the Buyer Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code, if any, has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Buyer Plan, and the period for making any such necessary retroactive amendments has not expired. To the knowledge of Buyer, there are no material pending, threatened or anticipated claims involving any of the Buyer Plans other than claims for benefits in the ordinary course. Buyer has no current material liability for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with Buyer under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations, and Buyer does not reasonably anticipate that any such liability will be asserted against Buyer. No plan referred to in the preceding sentence has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code).

     (c) Buyer is not a party to any material employment contracts or other employee benefit arrangements with "change of control" or similar provisions.

     Section 4.13 Labor Controversies. (a) There are no controversies pending or, to the knowledge of Buyer, threatened between Buyer and any representatives of any of its employees, (b) to the knowledge of Buyer, there are no organizational efforts presently being made involving any of the presently unorganized employees of Buyer, (c) Buyer has, to the knowledge of Buyer, complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes and

(d) no Person has, to the knowledge of Buyer, asserted that Buyer is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Section 4.14 Environmental Matters. Except as disclosed in Schedule 4.14 attached hereto: (i) Buyer has conducted its business in compliance with all applicable Environmental Laws, including having all Permits necessary under applicable Environmental Laws for the operation of its business as presently conducted; (ii) none of the Properties owned by Buyer contain any Hazardous Substance as a result of any activity of Buyer in amounts that would require remediation under applicable Environmental Laws; (iii) Buyer has not received any notices, demand letters or requests for information from any Governmental Authority or third party indicating that Buyer may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its business; (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer, threatened against Buyer relating to any violation, or alleged violation, of any applicable Environmental Law; (v) no reports have been filed, or are required to be filed, by Buyer concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any Properties owned by Buyer as a result of any activity of Buyer during the time such Properties were owned, leased or operated by Buyer; (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of Buyer relating to the activities of Buyer which have not been delivered to Seller prior to the date hereof; (viii) to the knowledge of Buyer, there are no underground storage tanks on, in or under any Properties owned by Buyer and no underground storage tanks have been closed or removed by Buyer from any of such Properties during the time such Properties were owned, leased or operated by Buyer; (ix) to the knowledge of Buyer, there is no asbestos or asbestos-containing material present in any of the Properties owned by Buyer, and no asbestos has been removed by Buyer from any of such Properties during the time such Properties were owned, leased or operated by Buyer; and (x) neither Buyer nor any of its Properties is subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, Legal Requirement or claim asserted or arising under any Environmental Law as a result of the activities of Buyer; except, in the case of each of the foregoing clauses (i) through (x), for violations of such clause that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. For purposes of this Section 4.14, references to "the activities of Buyer" or actions taken "by Buyer" shall not include actions taken by an operator (other than Buyer) of Properties owned by Buyer.

     Section 4.15  Non-competition Agreements.  Except as disclosed in Schedule
4.15 attached hereto, Buyer is not a party to any agreement which purports to restrict or prohibit in any material respect Buyer from, directly or indirectly, engaging in the exploration or development of oil or gas properties, the production, marketing or sale of oil, gas or related hydrocarbons or any other material business currently engaged in by Buyer. None of Buyer's officers or key employees is a party to any agreement which, by virtue of such person's relationship with Buyer, restricts in any material respect Buyer from, directly or indirectly, engaging in any of the businesses described above.

     Section 4.16 Title to Properties. Buyer has good and defensible title to all its Properties reflected in the most recent balance sheet included in the Buyer Financial Statements, except for such Properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except (i) Permitted Encumbrances and (ii) the Liens
described in Schedule 4.16 attached hereto.   All leases under which Buyer
leases any Property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which, in the aggregate, will not have a Material Adverse Effect.

     Section 4.17 Brokers. No broker, finder or investment banker is or, except for customary underwriters' compensation in connection with the Initial Public Offering, will be entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

     Section 4.18 Stockholders. Prior to the Initial Public Offering, all of the issued and outstanding shares of capital stock of Buyer are owned of record by THEC Holdings Corp., a wholly-owned subsidiary of The Brooklyn Union Gas Company.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     Section 5.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. True, accurate and complete copies of the Seller's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Buyer.

     Section 5.2 Authority; Non-Contravention; Approvals. (a) Seller has full corporate power and authority to enter into this Agreement and, subject to the Seller Stockholders' Approval (as defined in Section 6.7) and Seller Required Statutory Approvals, to consummate the Transactions. This Agreement has been approved by the board of directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or, except for the Seller Stockholders' Approval, the consummation by Seller of the Transactions. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution and delivery of this Agreement by Seller does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of Seller, (ii) any Legal Requirement applicable to Seller or any of the Assets or (iii) any note, bond, mortgage, indenture, deed of trust, Permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Seller is now a party or by which Seller or any of the Assets may be bound or affected. The consummation by Seller of the Transactions will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses
(i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Closing) the Seller Required Statutory Approvals and the Seller Stockholders' Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Closing) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens that would not, in the aggregate, have a Material Adverse Effect.

     (c) Except for the filings by Buyer and Seller required by the HSR Act and the expiration or early termination of all applicable waiting periods thereunder (the "Seller Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals the absence of which, alone or in the aggregate, would not have a Material Adverse Effect and required consents to the assignment of government leases that are customarily obtained after a sale of oil and gas properties.

     Section 5.3 Investment Intent, Etc. Seller is acquiring the shares of Buyer Common Stock to be issued to Seller in the Transactions for investment purposes for its own account and not for any other Person or with a view toward resale or distribution, except in connection with a distribution in a transaction registered or exempt from registration under the Securities Act and applicable state securities laws. Seller has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the economic risks of investment in such shares of Buyer Common Stock, and acknowledges that it must bear the economic risk of an investment in such shares for an indefinite period of time. Seller acknowledges that the shares of Buyer Common Stock to be issued to Seller in the Transactions have not been registered under the Securities Act or any state blue sky or securities laws and therefore cannot be resold unless so registered or exempted from registration thereunder, and that the certificates representing such shares of Buyer Common Stock will bear an appropriate legend reflecting such restrictions on transfer.

     Section 5.4 Fairness of Transactions. Seller's Board of Directors has determined that the transactions are fair and in the best interests of the creditors and stockholders of Seller and, subject to the satisfaction or waiver of the conditions to Closing set forth in Section 7.1 and 7.2, that the fair value of the Purchase Shares to be issued to Seller in the Transactions, together with the Cash Amount, will be reasonably equivalent to or greater than the fair value of the Assets.

     Section 5.5 Litigation. Except as disclosed in Schedule 5.5 attached hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of Seller, threatened against, relating to or affecting Seller or any of the Assets before any Governmental Authority or any arbitrator that seek to restrain the consummation of the Transactions or which could reasonably be expected, either alone or in the aggregate, to have a Material Adverse Effect. Seller is not subject to any Order which prohibits or restricts the consummation of the Transactions or would have a Material Adverse Effect.

     Section 5.6 Registration Statement. None of the information to be supplied by Seller in writing specifically for inclusion in the Registration Statement, as amended or supplemented, will, at the time the Registration Statement becomes effective or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     Section 5.7 No Violation of Law. Except with respect to Environmental Laws, which are addressed exclusively in Section 5.12, Seller is not in violation of, and has not been given notice or been charged with any violation of, any Legal Requirement or Order except for violations or alleged violations which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, to the knowledge of Seller, no investigation or review by any Governmental Authority is pending or threatened with respect to Seller or any of the Assets, nor has any Governmental Authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have, alone or in aggregate, a Material Adverse Effect except with respect to Environmental Laws, which are addressed exclusively in Section 5.12, Seller has all Permits necessary to own, possess and use the Assets except for Permits the absence of which, alone or in the aggregate, would not have a Material Adverse Effect. Except with respect to Environmental Laws, which are addressed exclusively in Section 5.12, Seller is not in violation of the terms of any its Permits, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect.

     Section 5.8 Compliance with Agreements. Seller is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the Certificate of Incorporation or By-laws of Seller or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Seller is a party or by which Seller is bound or to which any of its Property is subject except, in the case of this clause (b), for such breaches, violations and defaults which, singly or in the aggregate, would not have a Material Adverse Effect.

     Section 5.9 Taxes. Seller has (i) duly filed with the appropriate governmental authorities all Tax Returns for all periods ending on or prior to the Closing Date for which Tax Returns are required to have been filed by Seller (subject to any allowable extensions) other than those Tax Returns the failure to file which would not have a Material Adverse Effect and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Closing Date other than those Taxes the non-payment of which, in the aggregate, would not have a Material Adverse Effect. There are no liens for Taxes upon any of the Assets except for liens for Taxes not yet due.

     Section 5.10 Employee Benefit Plans; ERISA. No termination, withdrawal, transaction (including a prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code), violation, breach or other event, happening or action has occurred, no default, claim or demand has been asserted or is anticipated, no litigation or proceeding is pending, threatened or anticipated and no fact, liability, deficiency, condition or circumstance exists or is anticipated under or with respect to any employee benefit plans (including employee benefit plans within the meaning set forth in Section 3(3) of ERISA), programs, arrangements and practices maintained or contributed to by Seller which, singly or in the aggregate, could have a Material Adverse Effect.

     Section 5.11 Labor Controversies. (a) There are no significant controversies pending or, to the knowledge of Seller, threatened between Seller and any representatives of any of its employees, (b) to the knowledge of Seller, there are no organizational efforts presently being made involving any of the presently unorganized employees of Seller, (c) Seller has, to the knowledge of Seller, complied in all respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes and (d) no Person has, to the knowledge of Seller, asserted that Seller is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Section 5.12 Environmental Matters. Except as disclosed in Schedule 5.12 attached hereto: (i) Seller has conducted its business in compliance with all applicable Environmental Laws, including having all Permits necessary under applicable Environmental Laws for the operation of its business as presently conducted; (ii) none of the Properties owned by Seller contain any Hazardous Substance as a result of any activity of Seller in amounts that would require remediation under applicable Environmental Laws; (iii) Seller has not received any notices, demand letters or requests for information from any Governmental Authority or third party indicating that Seller may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its Properties; (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of Seller, threatened, against Seller relating to any violation, or alleged violation, of any Environmental Law; (v) no reports have been filed, or are required to be filed, by Seller concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any Properties owned by Seller as a result of any activity of Seller during the time such Properties were owned, leased or operated by Seller; (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of Seller relating to the activities of Seller which have not been delivered to Buyer prior to the date hereof; (viii) to the knowledge of Seller, there are no underground storage tanks on, in or under any Properties owned by Seller and no underground storage tanks have been closed or removed by Seller from any of such properties during the time such Properties were owned, leased or operated by Seller; (ix) to the knowledge of Seller, there is no asbestos or asbestos-containing material present in any of the Properties owned by Seller, and no asbestos has been removed by Seller from any of such Properties during the time such Properties were owned, leased or operated by Seller; and (x) neither Seller nor any of its Properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, Order or claim asserted or arising under any Environmental Law as a result of the activities of Seller; except, in the case of each of the foregoing clauses (i) through (x), for violations of such clause that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. For purposes of this Section 5.12, references to "the activities of Seller" or actions taken "by Seller" shall not include actions taken by an operator (other than Seller) of Properties owned by Seller.

     Section 5.13 Title to Assets. Seller has good and defensible title to all of the Assets, free and clear of all Liens except (i) Permitted Encumbrances and
(ii) the Liens described in Schedule 5.13 attached hereto.  For purposes of this
Section 5.13, "good and defensible title" shall mean that, with respect to each Oil and Gas Property of Seller included in the Schedule of Interests attached hereto as Appendix B, Seller will have such title at Closing that (i) with respect to working interests, is deducible from the records of the Minerals Management Service or the Bureau of Land Management (in the case of federal leases) or the applicable county, parish or state land office (in the case of fee or state leases), (ii) will entitle Buyer, as Seller's successor in title, to receive not less than the net revenue interest set forth in such Schedule of all oil, gas and related hydrocarbons from such Property, without reduction, suspension or termination throughout the productive life of such Property (except as contemplated by such Schedule and except for decreases as a result of future elections by Seller or Buyer to become a nonconsenting co-owner under applicable operating agreements and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries by Seller) and (iii) will obligate Buyer, as Seller's successor in title, to bear a share of costs and expenses for such Property not greater than the working interests set forth in such Schedule for such Property (except as contemplated by such Schedule and except for increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller's net revenue interest). All leases creating or under which Seller possesses or enjoys any of the Assets are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default, other than defaults under such leases which, singly or in the aggregate, will not have a Material Adverse Effect.

     Section 5.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

     Section 5.15 Stockholders. Schedule 5.15 attached hereto sets forth, as of the date of this Agreement, the name of each stockholder of record of Seller and the number and class of each share of capital stock of Seller owned by such stockholder.


                                   ARTICLE VI

                               CERTAIN COVENANTS

     Section 6.1 Conduct of Business by Seller Pending the Closing. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Buyer shall otherwise agree in writing, Seller shall:

          (a) conduct its business only in the ordinary and usual course of business and consistent with past practice;

          (b) not amend or propose to amend its Certificate of Incorporation or By-laws;

          (c) not issue or sell, or agree to issue or sell, any shares of capital stock of any class of Seller, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except for the issuance and sale of shares issuable upon conversion of convertible securities and exercise of options outstanding on the date hereof;

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness,
     (ii) sell, pledge, dispose of or encumber any Properties or businesses other than in the ordinary course of business consistent with past practices or (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) not engage in any action or conduct, directly or indirectly, (i) which would cause any of the representations and warranties of Seller contained in this Agreement not to be true and correct in any material respect if such representations and warranties were made immediately after such action or conduct or (ii) with the intent to, or which could reasonably be expected to, adversely impact the Transactions;

          (f) maintain with financially responsible insurance companies insurance on the Assets and its business in such amounts and against such risks and losses as are consistent with past practice;

          (g) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it;

          (h) use all reasonable efforts to obtain all necessary Consents and waivers of all Preferential Purchase Rights with respect to the Assets; and

          (i) confer on a regular and frequent basis with one or more representatives of Buyer to report operational matters of materiality and the general status of ongoing operations.

Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct Seller's operations prior to the Closing Date.
Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     Section 6.2 Conduct of Business by Buyer Pending the Closing. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Seller shall otherwise agree in writing, Buyer shall:

          (a) conduct its business only in the ordinary and usual course of business and consistent with past practice;

          (b) except as contemplated by Section 6.16, not amend or propose to amend its Certificate of Incorporation or By-laws, or declare, set aside or pay any dividend or distribution payable in, or repurchase or redeem any outstanding shares of its capital stock for, cash, stock, Property or other consideration;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of Common Stock or any other capital stock of any class of Buyer, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except (i) in connection with the Transactions and (ii) for the issuance and sale of shares issuable upon conversion of convertible securities and exercise of options outstanding on the date hereof;

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness,
     (ii) sell, pledge, dispose of or encumber any Properties or businesses other than in the ordinary course of business consistent with past practices or (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; except that nothing herein shall prohibit Buyer from entering into a $150 million revolving credit facility with Texas Commerce Bank National Association, as agent;

          (e) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it;

          (f) confer on a regular and frequent basis with one or more representatives of Seller to report operational matters of materiality and the general status of ongoing operations;

          (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

          (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as contemplated by this Agreement or required to comply with applicable law;

          (i) maintain with financially responsible insurance companies insurance on its Properties and its business in such amounts and against such risks and losses as are consistent with past practice; and

          (j) not engage in any action or conduct, directly or indirectly, (i) which would cause any of the representations and warranties of Buyer contained in this Agreement not to be true and correct in any material respect if such representations and warranties were made immediately after such action or conduct or (ii) with the intent to, or which could reasonably be expected to, adversely impact the Transactions.

     Section 6.3 Acquisition Transactions. (a) After the date hereof and prior to the Closing Date or earlier termination of this Agreement, neither Seller nor Buyer shall initiate, solicit, negotiate or provide non-public or confidential information to facilitate (and each of Seller and Buyer shall (i) cause any officer, director or employee of, or any attorney, accountant or other agent retained by it and (ii) use its reasonable best efforts to cause any stockholder, affiliate, financial advisor or investment banker retained by it, not to initiate, solicit, negotiate or provide non- public or confidential information to facilitate) any proposal or offer from any third Person to acquire all or any substantial part of the business and Properties of Seller or Buyer or any capital stock of Seller or Buyer, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof; provided, however, that the actions of Buyer in connection with the Initial Public Offering shall not be deemed to violate this Section 6.3.

     (b) Each of Buyer and Seller (i) acknowledges that a breach of any of its covenants contained in this Section 6.3 will result in irreparable harm to the other party which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the other party for a breach of such covenant.

     Section 6.4 Access to Information. Seller shall afford to Buyer and its accountants, counsel, financial advisors and other representatives (the "Buyer Representatives"), and Buyer shall afford to Seller and its accountants, counsel, financial advisors and other representatives (the "Seller Representatives"), full access during normal business hours throughout the period prior to the Closing to all of their respective Properties, books, contracts, commitments and records (including Tax Returns and the Property Records) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the Transactions or which may have a material effect on their respective businesses, Properties or personnel and (ii) such other information concerning their respective businesses, Properties and personnel as Buyer or Seller, as the case may be, shall reasonably request; provided that no investigation shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Transactions.

     Section 6.5 Confidentiality. (a) Buyer shall hold and shall use its reasonable best efforts to cause the Buyer Representatives to hold, and Seller shall hold and shall use its reasonable best efforts to cause the Seller Representatives to hold, in strict confidence all non-public documents and information furnished to Buyer or to Seller, as the case may be, in connection with the Transactions, except that (i) Buyer and Seller may disclose such information as may be necessary in connection with seeking the Buyer Required Statutory Approvals and the Seller Required Statutory Approvals, (ii) Seller may disclose such information to its stockholders, provided that it advises such stockholders of the confidential nature of such information and obtains such stockholders' agreement to maintain the confidentiality of such information in accordance with this Section 6.5, (iii) each of Buyer and Seller may disclose any information that it is required by applicable Legal Requirement to disclose and (iv) each of Buyer and Seller may use and disclose such information as may be necessary to enforce its rights under this Agreement.

     (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material provided pursuant to this Section 6.5 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material.
In such event, all documents, memoranda, notes and other writings prepared by Buyer or Seller based on the information in such material shall be destroyed (and Buyer and Seller shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction. Notwithstanding the foregoing provisions of this Section 6.5(b), each party may retain such material as it reasonably deems necessary to protect any rights that may have accrued to it prior to or upon such termination.

     Section 6.6 Registration Statement; Initial Public Offering. Buyer and Seller agree that the Registration Statement shall not be filed with the SEC until such time as Buyer determines, in its sole discretion, that market conditions are favorable to the completion of the Initial Public Offering. Buyer will advise Seller regarding the timing of the filing of the Registration Statement. Buyer shall use all reasonable efforts, subject to the existence of market conditions favorable to the completion of the Initial Public Offering, to complete the Initial Public Offering and to have the Registration Statement declared effective by the SEC as promptly as practicable after the filing of the Registration Statement, subject to the right of Buyer to approve or withhold approval of the Initial Public Offering Price. Buyer shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the Initial Public Offering and the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Buyer and Seller shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the provisions of this Section 6.6. Seller shall execute such agreements not to sell or transfer (except to its stockholders, creditors or one or more trusts for their benefit pursuant to a plan of liquidation, each of which has executed and delivered a similar such agreement not to sell or transfer) its shares of Buyer Common Stock for a period not to exceed 180 days after the Closing as the underwriters for the Initial Public Offering may reasonably require. Buyer shall select the managing underwriters for the Initial Public Offering.

     Section 6.7 Seller Stockholders' Approval. Seller shall, as promptly as practical after the execution of this Agreement, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders by written consent or at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of Seller under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Seller Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Subject to the fiduciary duties of the Board of Directors of Seller under applicable law, Seller shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement. Seller (i) acknowledges that a breach of its covenant contained in this Section
6.7 to
solicit written consents or to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of this Agreement and the transactions contemplated hereby will result in irreparable harm to Buyer which will not be compensable in money damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Buyer for a breach of such covenant.

     Section 6.8 Agreement to Cooperate. (a) Subject to the terms and conditions herein provided, each of the parties shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective as expeditiously as possible the Transactions, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Transactions.


     (b) In the event any litigation is commenced by any third party relating to the Transactions, each of Buyer and Seller shall have the right, at its own expense, to participate therein, and neither Buyer nor Seller shall settle any such litigation without the consent of the other, which consent will not be unreasonably withheld or delayed.

     Section 6.9 HSR Act. Without limitation of Section 6.8, each of Buyer and Seller undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), unless Buyer and Seller shall agree that the filing of such Notification and Report Form is not required by the HSR Act. Each of Buyer and Seller shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Transactions, except with the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

     Section 6.10 Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement, and shall not issue any such press release or written public statement prior to such consultation.

     Section 6.11 Seller Employees. The parties acknowledge that Buyer intends to offer employment (commencing after the Closing) to those of Seller's employees, if any, as Buyer may determine to be appropriate, provided that such determination (as well as the terms and conditions of any such offer of employment) shall be within the exclusive discretion of Buyer. Prior to the Closing Date, Buyer shall notify Seller which employees of Seller, if any, that Buyer desires to employ after the Closing. Nothing in this Agreement is intended to or shall impose any liability or obligation on Buyer with respect to any employees of Seller.

     Section 6.12 Notification of Certain Matters. Each of Seller and Buyer agrees to give prompt notice to each other of, and to use its reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event, happening, circumstance or condition which could reasonably be expected to (i) cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) have a Material Adverse Effect or (iii) adversely impact the Transactions and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.13 Delivery and Maintenance of Records. (a) As soon as possible after the Closing Date, but in any event within five (5) days after the Closing Date, Seller will deliver or cause to be delivered to Buyer in its offices in Houston, Texas, all of the Property Records, provided that Seller may retain duplicate copies (or originals if necessary for federal income tax purposes) of all accounting and financial records and records relating to Seller's continuing obligations under this Agreement.

     (b) Buyer shall, until the earlier of six years after the Closing Date or two years after the termination of any related representation, warranty or covenant of Seller contained in this Agreement, (i) retain the material Property Records delivered to it, (ii) make such Property Records available to Seller and its employees, consultants and representatives upon reasonable notice during normal business hours and (iii) at the expense of Seller, furnish to Seller copies of any and all such Property Records as Seller may reasonably request.

     Section 6.14 Registration Rights Agreement. Buyer shall execute and deliver at the Closing a Registration Rights Agreement in substantially the form attached hereto as Appendix D (the "Registration Rights Agreement") relating to the registration of the shares of Buyer Common Stock to be issued in the Transactions.

     Section 6.15 Amendment of Buyer's Certificate of Incorporation. Prior to Closing, Buyer shall adopt an amendment to its Certificate of Incorporation (as so amended, the "Amended Certificate"), in substantially the form previously disclosed to Seller, to provide for the increase of its authorized common stock and to authorize a class of preferred stock, issuable in one or more series with rights and preferences established by the Board of Directors of Buyer.

     Section 6.16 Acquisition Proposals following Termination of this Agreement. In the event Buyer receives a proposal or offer from any third Person to acquire all or any substantial part of the business and properties of Buyer and determines to enter into the transaction contemplated by such proposal or offer (or any such third Person accepts such a proposal or offer from Buyer) within a period of six months following the termination of this Agreement, Buyer shall provide Seller with written notice of such proposal or offer and determination as promptly as reasonably practicable. Buyer shall use its reasonable best efforts to permit the participation of

Seller in such transaction on substantially equivalent economic terms, taking into account the nature of the respective business and properties of Buyer and Seller and other relevant considerations.


                                  ARTICLE VII

                               CLOSING CONDITIONS

     Section 7.1 Conditions to Each Party's Obligation to Close. The respective obligations of each party to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) this Agreement and the sale of the Assets contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Seller under applicable law;

          (b) any waiting period applicable to the purchase and sale of the Assets contemplated hereby under the HSR Act shall have expired or been terminated;

          (c) the board of directors (or a committee thereof) of Buyer shall have approved the Initial Public Offering Price, the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

          (d) no preliminary or permanent injunction or other Order which prevents the consummation of the Transactions shall have been issued by any Governmental Authority and remain in effect;

          (e) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Authority which would prevent the consummation of the Transactions or make the consummation of the Transactions illegal; and

          (f) all governmental waivers, consents, orders and approvals legally required for the consummation of the Transactions (other than consents to the assignment of governmental leases that are customarily obtained after a sale of oil and gas properties), and all consents from lenders required to consummate the Transactions, shall have been obtained and be in effect at the Closing Date.

     Section 7.2 Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the sale of the Assets contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Buyer shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Seller shall have received a certificate of the President or a Vice President of Buyer to that effect;

          (b) Seller shall have received an opinion from Andrews & Kurth L.L.P., special counsel to Buyer, dated the Closing Date, reasonably satisfactory to Seller and covering the due incorporation of Buyer, the binding nature of this Agreement on Buyer, the validity of the Buyer Common Stock to be issued in connection with the Transactions and such other matters as may be reasonably requested by Seller; and

          (c) Buyer shall have executed and delivered the Registration Rights Agreement.

     Section 7.3 Conditions to Obligations of Buyer to Close. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

          (a) Seller shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Buyer shall have received a Certificate of the President or of a Vice President of Seller to that effect;

          (b) Buyer shall have received an opinion from Baker & Botts, L.L.P., special counsel to Seller, dated the Closing Date, reasonably satisfactory to Buyer and covering the due incorporation of Seller, the binding nature of this Agreement on Seller and such other matters as may be reasonably requested by Buyer;

          (c) all consents, Permits, approvals and other actions of any Person required for the lawful transfer, conveyance and assignment to Buyer of the Assets (except (i) consents for the assignment of government leases that are customarily obtained after the closing of a sale of oil and gas properties, (ii) waivers and consents subject to Section 2.2(b) and consents the failure to obtain which will not, individually or in the aggregate, have a Material Adverse Effect) shall have been obtained and shall be in full force and effect; and

          (d) Buyer shall have received a full release of all liens and security interests encumbering the Assets in favor of Wells Fargo (Texas), National Association, such release to be in a form reasonably acceptable to Buyer.

     Section 7.4 Waiver. Any of the conditions set forth in this Article VII may be waived, in whole or in part, by the party whose obligation to perform at the Closing is subject to such condition.

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination by Seller. Prior to the Closing, Seller shall have the right to terminate this Agreement:

          (a) if the conditions set forth in Sections 7.1 and 7.2 have not been satisfied at or prior to the closing of the Initial Public Offering;

          (b)  if the Closing shall not have occurred by September 30, 1996;

          (c) if the Transactions are enjoined by a final, unappealable court order; or

          (d) if Buyer (i) fails to perform in any material respect any of its material covenants in this Agreement and (ii) does not cure such default in all material respects within 30 days after notice of such default is given to Buyer by Seller.

     Section 8.2 Termination by Buyer. Prior to the Closing, Buyer shall have the right to terminate this Agreement:

          (a) if the conditions set forth in Sections 7.1 and 7.3 have not been satisfied at or prior to Closing;

          (b) at any time after June 30, 1996, if the Seller Stockholders' Approval has not been obtained;

          (c) if Buyer elects not to complete the Initial Public Offering because the Initial Public Offering Price of Buyer Common Stock is less than $1.15 per Mcfe of Buyer's proved reserves (taking into account the proved reserves acquired from Seller hereunder as well as Buyer's indebtedness);

          (d)  if the Closing shall not have occurred by September 30, 1996;

          (e) if the Transactions are enjoined by a final, unappealable court order; or

          (f) if Seller (i) fails to perform in any material respect any of its material covenants in this Agreement and (ii) does not cure such default in all material respects within 30 days after notice of such default is given to Seller by Buyer.

     Section 8.3 Limitation on Right to Terminate. Neither party shall be allowed to exercise any right of termination pursuant to this Article VIII if the event giving rise to such termination right shall be due to the willful failure of such party (or any of its affiliates) to perform or observe in any material respect any of the covenants or agreements hereof to be performed or observed by such party.

     Section 8.4 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no further obligation on the part of Seller, Buyer or their respective officers or directors except that this Section 8.4 and Sections 6.5, 6.10, 6.17 and 10.3 shall survive such termination. Nothing in this Section
8.4 shall relieve either party from liability for any breach of this Agreement.

                                   ARTICLE IX

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     Section 9.1 Survival of Representations and Warranties. The representations, warranties and covenants set forth in this Agreement or in any certificate delivered at the Closing shall survive the Closing and shall not be affected by any investigation, verification, or approval by either party or by anyone acting on behalf of such party.

     Section 9.2 Indemnification by Seller. Seller agrees, effective as of the Closing, to pay, and to indemnify, save and hold harmless Buyer, its successors and assigns and its officers, directors, stockholders and employees from and against, any and all damages, liabilities, losses (including any diminution in value), claims, deficiencies, payments, obligations, penalties, interest, expenses, fines, assessments, charges, judgments, suits, proceedings and costs (including fees and expenses of attorneys, accountants and other professional advisors and any court costs) either directly or indirectly imposed on, incurred by or asserted against such Persons (or any of them) in any way relating to or arising from or out of (a) the Retained Liabilities (whether arising before or after the Closing), (b) any breach or violation of any covenant or agreement of Seller contained in this Agreement or in any certificate delivered by Seller to Buyer at the Closing, or (c) subject to Section 9.8, any inaccuracy, breach or failure of any representation or warranty of Seller contained in this Agreement or in any certificate delivered by Seller to Buyer at the Closing (collectively, the "Seller Representations"); provided, however, that Seller's obligation to indemnify with respect to the inaccuracy, breach or failure of any Seller Representation (other than those contained in Sections 5.9 and 5.12) shall terminate on the first anniversary of the Closing Date, excepting in each case matters for which a notice has been furnished to Seller under Section 9.4 prior to such anniversary date.

     Section 9.3 Indemnification by Buyer. Buyer agrees, effective as of the Closing, to pay, and to indemnify, save and hold harmless Seller, its successors and assigns and its officers, directors, stockholders and employees from and against, any and all damages, liabilities, losses (including any diminution in value), claims, deficiencies, payments, obligations, penalties, interest, expenses, fines, assessments, charges, judgments, suits, proceedings and costs (including, without limitation, fees and expenses of attorneys, accountants and other professional advisors and any court costs) either directly or indirectly imposed on, incurred by or asserted against such Persons (or any of them) in any way relating to or arising from or out of (a) the Assumed Liabilities (whether arising before or after the Closing), (b) any breach or violation of any covenant or agreement of Buyer contained in this Agreement or in any certificate delivered by Buyer to Seller at the Closing, (c) subject to Section 9.8, any inaccuracy, breach or failure of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by Buyer to Seller at the Closing (collectively, the "Buyer Representations") or (d) Buyer's ownership, use or operation of the Assets after the Closing; provided, however, that Buyer's obligation to indemnify with respect to the inaccuracy, breach or failure of any Buyer Representation (other than those contained in Sections 4.11 and 4.14) shall terminate on the first anniversary of the Closing Date, excepting in each case matters for which a notice has been furnished to Buyer under Section 9.4 prior to such anniversary date.

     Section 9.4 Demands. Each Person who may be entitled to indemnification with respect to any matter under this Article IX (an "Indemnified Party") agrees that upon its discovery of facts giving rise to a claim for indemnity with respect to such matter under this Article IX, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (any such action being referred to in this Agreement as a "Claim"), it will give prompt notice in writing to the Person who may be obligated to provide indemnification with respect to such matter under this
Article IX (the "Indemnifying Party"), together with a statement of such information respecting any of the foregoing as it shall then have; provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party unless the Indemnifying Party is not afforded sufficient time so that its ability to defend against the Claim is not prejudiced.

     Section 9.5 Right to Contest and Defend. (a) The Indemnifying Party will be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the Indemnified Party under this Article IX. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by attorneys employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in (but not control) such proceedings and to be represented by attorneys of its own choosing at its cost and expense.

     (b) If the Indemnified Party joins in the contest of any such Claim, the Indemnifying Party shall have full authority to determine and control over all action to be taken with respect to such Claim. An Indemnifying Party shall not, however, without the written consent of the Indemnified Party, (i) settle any such Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle such Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party. If the Indemnifying Party fails to defend against a Claim of which it receives proper notice and for which it is liable under the terms of this Article IX, the Indemnified Party shall have the right to defend against the Claim at the expense of the Indemnifying Party with counsel of its own choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement of the Claim. The Indemnifying Party shall have an option for 30 days following receipt of such notice to (i) admit in writing liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Party settles any Claim with respect to which the Indemnifying Party has admitted its liability in writing without the prior written consent of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnity therefor.

     Section 9.6 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim or any cross-complaint against any Person, but the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating.

     Section 9.7 Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with representatives of or counsel for the Person asserting the Claim and to reasonably cooperate with the Indemnifying Party and its counsel and to provide them with reasonable access to its records and information in connection with the Claim.

     Section 9.8 Payment of Damages. The Indemnifying Party shall not be obligated to pay, and the Indemnified Party shall not be entitled to receive, any amount under this Article IX for Claims based on an inaccuracy, breach or failure of a Seller Representation or a Buyer Representation (as the case may be) unless and until, and then only to the extent that, the aggregate amount of all damages, liabilities, losses, claims, deficiencies, payments, obligations, penalties, interest, expenses, fines, assessments, charges, judgments, suits, proceedings and costs actually incurred or sustained by the Indemnified Party on account of such inaccuracy, breach or failure, when added to the aggregate amount of all damages, liabilities, losses, claims, deficiencies, payments, obligations, penalties, interest, expenses, fines, assessments, charges, judgments, suits, proceedings and costs actually incurred or sustained by the Indemnified Party on account of inaccuracies, breaches or failures of other Seller Representations or Buyer Representations (as the case may be), exceeds the sum of $100,000. The Indemnifying Party shall pay to the Indemnified Party in cash the amount of any payment to which the Indemnified Party may become entitled by reason of the provisions of this Article IX within five business days after the amount of the relevant Claim is finally determined either by mutual agreement of the parties, by arbitration or pursuant to the final unappealable judgment of a court of competent jurisdiction.

     Section 9.9 Exclusive Remedy. The indemnification rights set forth in this Article IX shall be (i) the exclusive remedy of Seller for the inaccuracy, breach or failure of any Buyer Representation and (ii) the exclusive remedy of Buyer for the inaccuracy, breach or failure of any Seller Representation.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Buyer to:

          The Houston Exploration Company
          1331 Lamar, Suite 1065
          Houston, Texas 77010
          Attention:  James G. Floyd

     with copies to:

          The Brooklyn Union Gas Company
          One Metrotech Center
          Brooklyn, New York 11201-3850
          Attention:  Thomas W. Powers

          Andrews & Kurth L.L.P.
          4200 Texas Commerce Tower
          Houston, Texas 77002
          Attention: Jeffrey L. Wade

          Cullen and Dykman
          177 Montague Street
          Brooklyn, New York 11201-3611
          Attention: Lance Myers

     If to Seller, to:

          Smith Offshore Exploration Company
          811 Dallas, Suite 800
          Houston, Texas 77002
          Attention: Lester H. Smith

     with a copy to:

          Baker & Botts L.L.P.
          3000 One Shell Plaza
          Houston, Texas 77002
          Attention: Walter J. Smith

     Section 10.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the term "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term and (iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement or any Appendix attached hereto shall be interpreted or construed against either party solely because such party or its legal representative drafted such provision.

     Section 10.3 Expenses and Fees. Except as provided in Section 10.4, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

     Section 10.4 Taxes and Recording Fees. Buyer shall pay all use, sales and other similar taxes which are imposed as a result of the transfer of the Assets pursuant hereto, together with all documentary, filing and recording fees required in connection with the filing and recording of any assignments or other documents to be delivered at the Closing.

     Section 10.5 Post-Closing Adjustments. From time to time after the Closing, Seller and Buyer shall make the following adjustments (but only to the extent that such adjustments have not been previously taken into account by the parties hereto, whether pursuant to adjustments to the Cash Amount as finally determined in accordance with Article III or otherwise):

          (a) Seller shall promptly deliver to Buyer in immediately available funds the amount of any (i) revenues paid to Seller for oil, gas, condensate, natural gas liquids and other petroleum product sales attributable to production from the Assets on or after the Effective Date,
     (ii) the amount of any proceeds received by Seller from the sale, salvage or other disposition of any portion of the Assets on or after the Effective Date and (iii) any other amounts received by Seller which are attributable to the ownership and operation of the Assets on or after the Effective Date. Seller shall promptly reimburse Buyer for the amount of any Retained Liabilities in the nature of direct operating expenses (including without limitation general and administrative costs paid to parties other than Seller), Taxes (other than income taxes) and capital expenditures paid by Buyer attributable to the ownership and operation of the Assets prior to the Effective Date.

          (b) Buyer shall promptly deliver to Seller in immediately available funds the amounts of any (i) revenues paid to Buyer for oil, gas, condensate, natural gas liquids and other petroleum product sales attributable to production from the Assets prior to the Effective Date, and
     (ii) any other amounts received by Buyer which are attributable to the ownership and operation of the Assets prior to the Effective Date. Buyer shall promptly reimburse Seller for the amount of any direct operating expenses (including without limitation general and administrative costs paid to parties other than Seller), Taxes (other than income taxes) and capital expenditures paid by Seller attributable to the ownership and operation of the Assets after the Effective Date.

     Section 10.6 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 10.7 Amendments and Waivers. (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties in compliance with applicable law.

     (b) At any time prior to the Closing, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions contained herein, provided that no such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

     Section 10.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

     Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.10 Severability. If any provision of this Agreement is determined by arbitration or pursuant to the final unappealable order of a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future laws, rules or regulations and if the rights or obligations of Buyer or Seller under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible. If the rights and obligations of Buyer or Seller will be materially and adversely affected by any such provision so determined to be illegal, invalid or unenforceable, then unless such provision is waived in writing by the affected party in its sole discretion, this Agreement shall be null and void.

     Section 10.11 Parties In Interest. Except for rights of indemnified parties under Article IX, nothing in this Agreement, express or implied, is intended to confer upon any Person (other than the parties) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.12 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by either party without the consent of the other party; provided, however, that in the event of any such assignment by a party by operation of law without the consent of the other party as required above, such other party may consent to such assignment after it has occurred and, in such event, this Agreement shall be binding upon the Person receiving such assignment by operation of law; and provided further, that Seller shall have the right after the Closing to assign its rights and delegate its obligations under this Agreement to one or more liquidating trusts, in the aggregate succeeding to substantially all of the assets of Seller, for the benefit of the creditors and stockholders of Seller.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers as of the date first written above.


                                        THE HOUSTON EXPLORATION COMPANY


                                        By:
                                           -----------------------------
                                             James G. Floyd, President


                                        SMITH OFFSHORE EXPLORATION
                                        COMPANY


                                        By:
                                           -----------------------------
                                             Lester H. Smith, President